Exhibit 99.1

40 Enterprise Boulevard

PO Box 9300

Bozeman, MT 59718-9300

406.522.4200 P

406.522.4227 F

For Further Information, Contact:
Investor Relations:	Corporate Communications:
Todd Friedman or Stacie Bosinoff	Jason Treu
The Blueshirt Group	RightNow Technologies
415.217.7722	972.232.3977 Desk
todd@blueshirtgroup.com	214.893.3096 Cell
stacie@blueshirtgroup.com	jtreu@rightnow.com

RIGHTNOW ACQUIRES SALESNET TO ACCELERATE DEVELOPMENT OF
CUSTOMER EXPERIENCE SOLUTIONS

RightNow Acquires Significant Sales Automation Expertise and
Customer Base

BOZEMAN, MONT. (May 22, 2006)— RightNow® Technologies, Inc. (NASDAQ: RNOW) today announced the acquisition of Salesnet, Inc., an on demand software firm focused on sales workflow automation. The acquisition will accelerate RightNow’s customer experience management development efforts by combining RightNow’s patented knowledge foundation with Salesnet’s sophisticated workflow engine. With the acquisition, RightNow adds 26 employees and a dozen off-shore development contractors with a long history of delivering sales automation solutions to mid-market and enterprise customers, including deployments of up to 2500 users.

“Our acquisition of Salesnet brings substantial sales workflow domain expertise to our business, accelerates our roadmap by more than a year and adds hundreds of customers to our client base,” Greg Gianforte, founder and chief executive officer at

RightNow, said. “RightNow will continue to build out its capabilities to offer organizations solutions and expertise to create a competitively differentiated customer experience throughout every customer interaction channel.”

Jonathan Tang, president and co-founder of Salesnet, will become vice president of sales solutions at RightNow. “This is a great opportunity for Salesnet customers. Joining RightNow will enable us to extend and realize our vision much more quickly. RightNow’s strategy and roadmap is a direction that provides our customers a significant long-term competitive advantage,” said Tang.

Salesnet was an early pioneer in on demand sales force automation with particular expertise in successfully implementing sales methodologies in sophisticated environments. Salesnet brings to RightNow an increased domain expertise in customer facing sales functions, as well as significant vertical expertise in financial services and business-to-business.

“Salesnet excels in providing users with the sophisticated tools needed to handle more complex selling environments,” Denis Pombriant, managing principal at Beagle Research Group, said. “When customers need to move beyond simple contact management to standardize practices for sales forces across geographies and divisions, they look to Salesnet. The combination of RightNow and Salesnet will create a powerful solution set for small and large organizations that see value in leveraging a patented knowledge foundation with a sophisticated work-flow engine in the sales channel to deliver superior customer experiences.”

RightNow will support Salesnet’s existing customers and provide a seamless upgrade path to much broader customer experience management solutions. Initial integrations between the Salesnet application and RightNow applications will be completed this summer with all major features expected to be included by summer of 2007. Rich Perkett, chief technology officer and co-founder of Salesnet, will join RightNow as a director of product development, responsible for the integration and expansion of Salesnet’s technology into RightNow’s solution.

 “Salesnet’s products continue to be a key factor to our sales success. We are excited to see a market leader like RightNow acquire Salesnet to further enhance customer value and long term investment in the platform,” said O. John Groebl, IT project manager for  American Express Incentive Services. “We look forward to having the ability to roll out a full complement of customer experience management capabilities offered as a result of RightNow’s acquisition. This is a positive development for us and re-affirms the selection we made with Salesnet.”

Under the terms of the acquisition, RightNow has acquired Salesnet through an all-cash merger. RightNow expects the transaction to be neutral to cash flow from operations and dilutive to GAAP EPS in 2006. Salesnet’s corporate office in Boston will become RightNow’s Boston office and will continue to include development, sales, marketing and support functions.

Conference Call Information

RightNow Technologies will host a teleconference at 5:00 p.m. (ET)/3:00 p.m. (MT) today, May 22, 2006. To access the call, please dial (800) 810-0924 at least five minutes prior to the start time. An audio webcast and replay of the call will also be available at http://www.shareholder.com/rnow/MediaRegister.cfm?MediaID=20610. An audio replay of today’s conference call will be available from 6:00 p.m. (MT) May 22, 2006 until 10:00 p.m. (MT) June 5, 2006 by dialing (719) 457-0820 or (888) 203-1112 with the replay passcode 1009241.

About RightNow Technologies

RightNow (NASDAQ: RNOW) is leading the industry beyond CRM to high-impact Customer Experience Management solutions. More than 1,500 companies around the world turn to RightNow to drive a superior customer experience across the frontlines of their business. As a win-on-service strategy becomes a business imperative, Customer Experience Management solutions have become essential for business success. Founded in 1997, RightNow is headquartered in Bozeman, Montana, with additional offices in North America, Europe and Asia. For further information, please visit www.rightnow.com.

RightNow is a registered trademark of RightNow Technologies, Inc. NASDAQ is a registered trademark of the NASDAQ Stock Market.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with purchasing business and technologies, including our ability to retain Salesnet’s existing customers and to market Salesnet’s solutions to new customers, the speed, quality and cost of our efforts to integrate Salesnet’s solutions with our solution set, the security of Salesnet’s physical, hosting and application environment, the reliability of Salesnet’s hosting environment, our ability to retain and motivate Salesnet’s employees, and our success in integrating Salesnet’s personnel and processes with our own. Further information on potential factors that could affect our financial results is included in our annual report on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K filed with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

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